Exhibit 23.3

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-165414) and in all subsequent amendments and post-effective amendments or supplements thereto (the “Listing Registration Statement”) and in the registration statement on Form S-1 (Registration No. 333-166687), in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Offering Registration Statement”) of KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), as an individual to become a director of the general partner of the Partnership and to the inclusion of his biographical information in each of the Listing Registration Statement and the Offering Registration Statement.

In witness whereof, this consent is signed and dated as of the 24th day of June 2010.

By:	/s/ Dieter Rampl
Dieter Rampl